Exhibit 10.1

INSPIRE PHARMACEUTICALS, INC.

EXECUTIVE RETENTION BONUS AGREEMENT

This EXECUTIVE RETENTION BONUS AGREEMENT (this “Agreement”) is effective as of March 22, 2011 (the “Effective Date”), by and between Inspire Pharmaceuticals, Inc. (the “Company”), and Adrian Adams (the “Executive”).

WHEREAS, the Company desires to provide to the Executive a Retention Bonus (as defined below) and Retention Enhancement Payment (as defined below) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.01 “Affiliate” means any person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company, as applicable. For the purposes of this definition, the term “control” when used with respect to any person means the power to direct or cause the direction of management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.02 “Board” means the Board of Directors of the Company.

1.03 “Bonus Payments” means the Retention Bonus and any Retention Enhancement Payment, collectively.

1.04 “Bonus Payment Date” means the first anniversary of the Effective Date.

1.05 “Cause” means any event which constitutes Cause as defined in the Executive’s Employment Agreement, or if there is no effective Employment Agreement between the Company and the Executive that defines “Cause”, then “Cause” means (i) the deliberate and continued failure by the Executive to devote substantially all of his business time and best efforts to the performance of the Executive’s duties after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Executive has not substantially performed such duties; (ii) the engaging by the Executive in gross misconduct which is injurious to the Company, monetarily or otherwise, including but not limited to, fraud or embezzlement by the Executive; or (iii) the Executive’s conviction (or entering into a plea bargain admitting guilt) of any felony.

1.06 “Code” means the Internal Revenue Code of 1986, as amended, from time to time.

1.07 “CD&L Event” means (i) the acquisition, sale or licensing of significant pharmaceutical products, development compounds, research and development assets and technologies, (ii) a significant strategic collaboration, joint venture, co-promotion, partnership, or other arrangement with a pharmaceutical, biotechnology, healthcare or related company, or (iii) a significant merger, acquisition, or asset sale, involving the Company, including, without limitation, the sale or merger of the Company or substantially all of the assets of the Company.

1.08 “Good Reason” means any event which constitutes Good Reason as defined in the Executive’s Employment Agreement, or if there is no effective Employment Agreement between the Company and the Executive that defines “Good Reason”, then “Good Reason” means the occurrence of any one of the following events without either (x) the Executive’s express prior written consent or (y) full cure within 30 days after the Executive gives written notice to the Company: (i) a reduction, other than a temporary one, in the Executive’s authority, duties, responsibilities, or reporting lines; (ii) a reduction by the Company in the Executive’s annualized base salary, except for (A) across-the-board salary reductions similarly affecting all salaried employees of the Company or (B) across-the-board salary reductions similarly affecting all senior executive officers of the Company; (iii) the relocation of the Executive’s principal office, or principal place of employment, to a location more than fifty (50) miles from Raleigh, North Carolina; or (iv) any other action or inaction that constitutes a material breach of this Agreement; provided, however, that no event shall constitute grounds for a Good Reason termination unless the Executive terminates his employment within one year after such event occurs.

1.09 “Retention Bonus Period” means the period of time commencing on the Effective Date through and including the Bonus Payment Date.

ARTICLE 2

BONUS PAYMENTS

2.01 Retention Bonus. The Company shall pay the Executive a retention bonus in the amount of $812,500.00 (the “Retention Bonus”), so long as the Executive remains continuously employed with the Company or its Affiliates throughout the Retention Bonus Period.

2.02 Retention Enhancement. In the event that a CD&L Event occurs during the Retention Bonus Period that the Board determines (i) is in the best interest of the Company’s stockholders and (ii) the Executive’s contributions were critical to the success of such CD&L Event, then the Board shall have the discretion to provide the Executive an additional payment (in addition to the Retention Bonus) in an amount not to exceed the Retention Bonus (the “Retention Enhancement Payment”).

2.03 Payment and Distribution. Except as provided below with respect to certain early termination events, the Company shall make the Bonus Payments in accordance with the Company’s normal payroll practices for the payroll period that includes the Bonus Payment Date. Notwithstanding the foregoing or the early termination payment provisions below, if the Executive is a “specified employee” under Section 409A of the Code, then any amounts payable pursuant to this Agreement shall be paid on the day following the six month anniversary of the Executive’s termination of employment.

2.04 Termination Without Cause or Resignation for Good Reason. Upon (a) the Executive’s termination of employment with the Company prior to the Bonus Payment Date either (i) by the Company without Cause or (ii) by the Executive for Good Reason, and (b) the Executive’s satisfaction of any obligations required to obtain severance benefits under any applicable company-sponsored severance plan (and under any effective employment agreement to which the Executive and the Company are a party) (the “Severance Obligations”), the Company shall make the Bonus Payments in a lump-sum as soon as administratively possible after the Executive’s satisfaction of the Severance Obligations.

2.05 Termination for Other Reasons. For avoidance of doubt, upon the Executive’s termination of employment prior to the Bonus Payment Date for any reason other than set forth in Section 2.04 above, the Executive shall forfeit any right to the Bonus Payments.

2.06 Other Compensation. The Bonus Payments shall not be deemed to be compensation or earnings for purposes of calculating any other payment or benefit from the Company or its Affiliates, including, without limitation, severance of any kind.

ARTICLE 3

MISCELLANEOUS

3.01 Amendment and Termination. This Agreement may not be amended, suspended, discontinued or terminated at any time without the written consent of all of the parties hereto.

3.02 Limitation of Executive’s Right. Nothing in this Agreement shall be construed as conferring upon the Executive any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of the Executive and/or to take any personnel action affecting the Executive without regard to the effect which such action may have upon the Executive as a recipient or prospective recipient of benefits under this Agreement. Any amounts payable hereunder shall not be deemed salary or other compensation to the Executive for the purposes of computing benefits to which the Executive may be entitled under any other arrangement established by the Company for the benefit of its employees.

3.03 No Limitation on Company Actions. Nothing contained in this Agreement shall be construed to prevent the Company from taking any action that is deemed by it to be appropriate or in its best interest. Neither the Executive nor any other person shall have any claim against the Company as a result of such action.

3.04 Non-alienation of Benefits. Except as expressly provided herein, the Executive shall not have the power or right to transfer, alienate, or otherwise encumber the Executive’s interest under this Agreement. The Company’s obligations under this Agreement are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of this Agreement shall inure solely to the benefit of the Executive.

3.05 Protective Provisions. The Executive shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

3.06 Withholding Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under this Agreement, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Executive. The Executive, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

3.07 Severability. If any provision of this Agreement is held unenforceable, the remainder of the Agreement shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Agreement.

3.08 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina, without reference to the principles of conflict of laws.

3.09 Headings. Headings are inserted in this Agreement for convenience of reference only and are to be ignored in the construction of the provisions of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

INSPIRE PHARMACEUTICALS, INC.:

/s/ Francisca Yanez
Name: Francisca Yanez
Title: Vice President, Human Resources

EXECUTIVE:

/s/ Adrian Adams
Name: Adrian Adams
Title: CEO & President

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